Exhibit 99.1

BALCHEM CORPORATION ANNOUNCES
APPOINTMENT OF CHIEF OPERATING OFFICER

New Hampton, New York. November 8, 2012 – Balchem Corporation (NASDAQ: BCPC) today announced the appointment of Richard A. Bendure as the Company’s Chief Operating Officer, effective as of December 1, 2012. In this role, he will lead various aspects of the Company’s operations, and support the overall execution of the Company’s growth strategies. Mr. Bendure will report to Dino Rossi, President and CEO of Balchem Corporation.

Prior to joining Balchem, Mr. Bendure was the Group Vice President, Americas, Water and Process Services for Nalco Company, an Ecolab, Inc. company (NYSE). Prior to this position, he served as Nalco’s Group Vice President and Officer for its Global Strategic Business Units, where he led its overall business strategy and planning. This assignment was preceded by his role as President, Asia Pacific Business Operations, where Mr. Bendure directed all aspects of strategic planning, P&L management and operations for four business units across 13 countries in the Asia Pacific region.

“This new position is a significant structural move advancing the progress and future success of Balchem. Richard Bendure’s proven abilities in developing and leading high value businesses globally are key for our successful long term performance, said Mr. Rossi.”

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2011. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
Telephone: 845-326-5635